PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 25, 1998

                                  $150,000,000

                         CARRAMERICA REALTY CORPORATION

                        6.625% NOTES DUE OCTOBER 1, 2000

                            ------------------------

     Interest on the Notes is payable on April 1 and October 1 of each year, commencing April 1, 1999. The Notes may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any, as described herein. The Notes will be represented by one or more global Notes registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in definitive form will not be issued. The Notes are guaranteed by CarrAmerica Realty, L.P., an affiliate of the Company.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
        OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                                  INITIAL PUBLIC      UNDERWRITING      PROCEEDS TO
                                                                 OFFERING PRICE(1)    DISCOUNT(2)      COMPANY(1)(3)
                                                                 -----------------    ------------    ---------------
Per Note......................................................        99.914%            0.350%           99.564%
Total.........................................................     $149,871,000         $525,000       $149,346,000

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(1) Plus accrued interest, if any, from October 2, 1998.
(2) The Company and CarrAmerica Realty, L.P. have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of $300,000 payable by the Company.
                            ------------------------

     The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about October 2, 1998 against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                     LEGG MASON WOOD WALKER
                                                              Incorporated
                            ------------------------

         The date of this Prospectus Supplement is September 25, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus Supplement and in the accompanying Prospectus and the documents incorporated by reference therein, including those in 'Risk Factors' and 'Use of Proceeds,' constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company and its affiliates or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties, availability and creditworthiness of tenants, the level of lease rents and the availability of debt and equity capital for both tenants and the Company, adverse changes in real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that the Company may not control, governmental approvals, actions and initiatives, and environmental/safety requirements.

     As used herein, the term 'Company' includes CarrAmerica Realty Corporation, a Maryland corporation, and/or one or more of its controlled and uncontrolled subsidiaries, as appropriate.

                                  THE COMPANY

     The Company is a fully integrated, self-administered and self-managed publicly-traded real estate investment trust ('REIT') that focuses primarily on the acquisition, development, ownership and operation of office properties in select suburban growth markets across the United States. As of June 30, 1998, the Company owned (i) interests in 282 operating properties containing approximately 22.7 million square feet of office space located in 15 markets,
(ii) 52 properties under construction that will contain approximately 4.5 million square feet of office space, and (iii) land or options to acquire land that are expected to support the future development of up to 4.9 million square feet of office space. As of June 30, 1998, the Company's consolidated operating properties were 96.7% leased.

     The Company's primary business objectives are to achieve long-term sustainable per share cash flow growth and to maximize stockholder value through a strategy of (i) acquiring, developing, owning and operating office properties primarily in select suburban markets throughout the United States that exhibit strong, long-term growth characteristics and (ii) maintaining and enhancing a national operating system that provides corporate users of office space with a mix of products and services to meet their workplace needs at both the national and local level. The Company has focused its investments primarily in suburban markets throughout the United States because it believes that the suburban markets provide growth-oriented companies and their employees with workplace locations which have lower operating costs, greater convenience and a higher quality of life than traditional central business distinct locations.

     The Company has maintained a strategic alliance with SC-USREALTY since November 1995. As of August 31, 1998, SC-USREALTY owned approximately 39.9% of the outstanding common stock of the Company (36.2% on a fully diluted basis).

     The Company and its predecessor, The Oliver Carr Company, have been in the real estate business in the Washington, D.C. metropolitan area for more than 35 years. In late 1995, the Company shifted its focus from downtown Washington, D.C. to a national business strategy. The Company provides a full range of real estate services through a staff of over 1,800 employees located throughout the United States.

     The Company is a Maryland corporation that was formed in July 1992. The principal executive offices of the Company are located at 1850 K St., N.W., Suite 500, Washington, D.C. 20006, and its telephone number is (202) 729-7500.

                              RECENT DEVELOPMENTS

RECENT OFFICE ACQUISITIONS AND DEVELOPMENT ACTIVITY

     Between January 1, 1998 and June 30, 1998, the Company invested approximately $345 million ($316 million in cash, the assumption of $19 million of debt and the issuance of $10 million in partnership units) in 23 operating properties containing approximately 1.7 million square feet and in land held for future development which is expected to support the development of approximately
2.3 million square feet. Between January 1, 1998 and June 30, 1998, the Company placed into service 12 properties previously under development containing an aggregate of approximately 806,000 square feet and placed under construction 24 additional properties which will contain an aggregate of approximately
1.8 million square feet. At June 30, 1998, the properties under construction were approximately 57% leased or committed, on a weighted-average basis by square footage.

EXECUTIVE SUITES ACTIVITY

     The 'executive office suites' business typically involves leasing 20,000 to 30,000 square feet of an office building from the owner and outfitting that space with 60 to 70 individual offices (known as office suites) that are leased on a relatively short-term basis (i.e., one year or less) to customers who generally utilize one to three offices at a time. These customers are provided with administrative support services (e.g., secretarial, duplicating, fax and receptionist services), conference and training facilities, video conferencing, travel arrangements and catering arrangements.

     Between January 1, 1998 and August 31, 1998, OmniOffices, Inc. ('OmniOffices'), an affiliate of the Company that owns and operates executive office suites, acquired 65 executive office suite centers for approximately $165.9 million in cash. These executive office suite centers contain approximately 3,900 office suites located in various cities across the United States, and are currently operated by Omni Offices as franchises of the HQ(Registered) executive office suite network. As a result of these acquisitions, OmniOffices owned 108 executive office suite centers as of August 31, 1998.

     In addition, in May 1998, OmniOffices (UK) Limited ('Omni UK'), another affiliate of the Company that owns and operates executive office suites, acquired 10 executive office suite centers located in London for approximately $36.5 million in cash and $17.3 million in contingent consideration. These executive office suite centers also are currently operated as franchises of the HQ(Registered) executive office suite network.

DISPOSITION ACTIVITY

     As a component of its business strategy, the Company may dispose of assets that become inconsistent with its long-term strategic or return objectives or where market conditions for disposition are favorable. In particular, in light of current limitations on the ability of most REITs, including the Company, to raise equity capital at favorable prices, the Company currently is actively considering dispositions of assets to fund development activities and to repay outstanding indebtedness. Between January 1, 1998 and August 31, 1998, the Company disposed of two operating office properties and land that was being held for development. The Company received total proceeds of $114.9 million from these dispositions.

FINANCING ACTIVITY

     Between January 1, 1998 and June 30, 1998, the Company completed offerings of shares of its common stock to the public and SC-USREALTY for aggregate net proceeds of approximately $337 million.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Notes are estimated at approximately $149.0 million after deducting the underwriting discount and the estimated expenses payable by the Company. The Company intends to use the net proceeds to pay down existing indebtedness on its $450 million maximum line of credit, which bears interest at a weighted average interest rate of 6.5% annually and matures in August 2001. As of August 31, 1998, $376.0 million was outstanding under the line of credit.

                            DESCRIPTION OF THE NOTES

     The Notes will constitute a separate series of securities (which are more fully described in the accompanying Prospectus) to be issued pursuant to an Indenture, to be dated as of October 1, 1998 (the 'Indenture'), among the Company, CarrAmerica Realty, L.P., as guarantor, and Bankers Trust Company, as trustee (the 'Trustee'), and pursuant to resolutions of the Board of Directors of the Company and an Officers' Certificate, to be dated as of October 1, 1998, setting forth certain principal and other terms of the Notes (the 'Officers' Certificate'). The terms of the Notes will include those provisions contained in the Indenture and the Officers' Certificate and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the 'Trust Indenture Act'). The following description of the particular terms of the Notes offered hereby (referred to herein as the 'Notes' and in the Prospectus as the 'Debt Securities') supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following summary of the Notes is qualified in its entirety by reference to the Indenture and the Officers' Certificate. Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus or the Indenture, as the case may be.

GENERAL

     The initial issue of the Notes will be in an aggregate principal amount of $150,000,000. The Notes will be issued in registered form only and in denominations of $1,000 and integral multiples of $1,000, will bear interest from October 2, 1998 at the annual rate set forth on the cover page of this Prospectus Supplement and will mature on October 1, 2000 (the 'Maturity Date'). Interest will be payable semi-annually in arrears on April 1 and October 1, commencing April 1, 1999 (each, an 'Interest Payment Date'), to the persons in whose names the Notes are registered at the close of business on the preceding March 15 or September 15, respectively, regardless of whether such day is a Business Day. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. 'Business Day' means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York are required or authorized by law, regulation or executive order to close.

     The Notes will be direct, senior unsecured obligations of the Company and will rank equally with each other and with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company and to indebtedness and other liabilities of the Company's Subsidiaries. Accordingly, this prior indebtedness would have to be satisfied in full before holders of the Notes would be able to realize any value from encumbered properties or properties held by Subsidiaries. As of June 30, 1998, the Company had approximately $1.394 billion of outstanding indebtedness, of which approximately $572 million was secured by properties owned directly or indirectly by the Company. The total liabilities of the Company's Subsidiaries as of that date (after eliminating loans and advances to the Company by the Subsidiaries or from the Company to the Subsidiaries) were approximately $399 million. The Company and its Subsidiaries may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under '--Certain Covenants--Limitations on Incurrence of Indebtedness.'

     The Notes will be payable at the corporate trust office maintained by the Trustee for that purpose at Four Albany Street, New York, New York, or elsewhere as provided in the Indenture, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register or by wire or other transfer of funds to that person at an account maintained within the United States.

CERTAIN COVENANTS

     Under the Indenture, neither the Company nor any Subsidiary will be permitted to incur any Indebtedness (as defined below) if, immediately after giving effect to the incurrence of that additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Total Assets (as defined below) of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if the filing is not permitted under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), with the Trustee) before the incurrence of the additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired and the amount of any securities offering proceeds received (to the extent that the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness) by the Company or any Subsidiary since the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of the additional Indebtedness.

     In addition to the foregoing limitation on the incurrence of Indebtedness, neither the Company nor any Subsidiary will be permitted to incur any Indebtedness secured by any Encumbrance upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Company or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if the filing is not permitted under the Exchange Act, with the Trustee) before the incurrence of the additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired and the amount of any securities offering proceeds received (to the extent that the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness) by the Company or any Subsidiary since the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of the additional Indebtedness.

     The Company and its Subsidiaries will not be permitted at any time to own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of the Company and its Subsidiaries on a consolidated basis.

     In addition to the foregoing limitations on the incurrence of Indebtedness, neither the Company nor any Subsidiary will be permitted to incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended before the date on which the additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) the Indebtedness and any other Indebtedness incurred by the Company and its Subsidiaries since the first day of the four-quarter period and the application of the proceeds therefrom, including Indebtedness to refinance other Indebtedness, had occurred at the beginning of the period, (ii) the repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of the four-quarter period had been repaid or retired at the beginning of that period (except that, in making the computation, the amount of Indebtedness under any revolving credit facility is to be computed based upon the average daily balance of the Indebtedness during that period), (iii) in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation, and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition and any related repayment of Indebtedness had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

     As used herein, and in the Indenture:

     'Acquired Indebtedness' means Indebtedness of a person (i) existing at the time the person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from the person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, the person becoming a Subsidiary or that acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

     'Annual Service Charge' for any period means the aggregate interest expense for the period in respect of, and the amortization during the period of any original issue discount of, Indebtedness of the Company and its Subsidiaries and the amount of dividends which are payable during the period in respect of any Disqualified Stock.

     'Capital Stock' means, with respect to any person, any capital stock (including preferred stock), shares, interests, participations or other equity ownership interests (however designated) of the person and any rights (other than debt securities convertible into or exchangeable for corporate Capital Stock), warrants or options to purchase any thereof.

     'Consolidated Income Available for Debt Service' for any period means Earnings from Operations (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest expense on Indebtedness of the Company and its Subsidiaries; (ii) provision for taxes of the Company and its Subsidiaries based on income; (iii) amortization of debt discount; (iv) provisions for gains and losses on properties and property depreciation and amortization; (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for the period; and (vi) amortization of deferred charges.

     'Disqualified Stock' means, with respect to any person, any Capital Stock of the person which by the terms of that Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of that person, be paid in Capital Stock which is not Disqualified Stock), in each case on or before the Stated Maturity of the Notes; provided, however, that equity interests whose holders have (or will have after the expiration of an initial holding period) the right to have such equity interests redeemed for cash in an amount determined by the value of the Company's common stock or for shares of the Company's common stock (including, without limitation, certain equity interests in CarrAmerica Realty, L.P. and Carr Realty, L.P.) do not constitute Disqualified Stock.

     'Earnings from Operations' for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, and property valuation losses, net, as reflected in the financial statements of the Company and its Subsidiaries for the period determined on a consolidated basis in accordance with GAAP.

     'Encumbrance' means any mortgage, lien, charge, pledge or security interest of any kind, except any mortgage, lien, charge, pledge or security interest of any kind which secures debt of CarrAmerica Realty, L.P. owed to the Company.

     'Indebtedness' of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments, (ii) borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments secured by any Encumbrance existing on property owned by the Company or any Subsidiary, (iii) reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, and (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through (iv) above, that any such items (other than letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another person (other than the Company or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or the Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     'Subsidiary' means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, 'voting equity securities' means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

     'Total Assets' as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding intangibles).

     'Total Unencumbered Assets' means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding intangibles).

     'Undepreciated Real Estate Assets' as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on that date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     'Unsecured Indebtedness' means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Company or any Subsidiary.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to those Notes (the 'Redemption Price').

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption have been made available on the redemption date referred to in the notice, the Notes will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the holders of the Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes will be given to holders at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption is required to specify, among other items, the Redemption Price and the principal amount of the Notes held by the holder to be redeemed.

     If less than all of the Notes are to be redeemed, the Company will notify the Trustee at least 45 days prior to the giving of the notice of redemption to the holders of the Notes (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee is required to select, in such manner as it deems fair and appropriate, Notes to be redeemed in part.

     As used herein:

          'Make-Whole Amount' means, in connection with any optional redemption, the excess, if any, of (i) the aggregate present value as of the date of the redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of the dollar if the redemption had not been made, determined by discounting, on a semi-annual basis, the principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date the notice of redemption is given) from the respective dates on which the principal and interest would have been payable if the redemption had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

          'Reinvestment Rate' means 0.25% plus the arithmetic mean of the yields under the headings 'Week Ending' published in the most recent Statistical Release under the caption 'Treasury Constant Maturities' for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the Notes, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to that maturity, yields for the two published maturities most closely corresponding to that maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding each of the relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

          'Statistical Release' means the statistical release designated 'H.15(519)' or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if the statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Company.

EVENTS OF DEFAULT

     The Indenture will provide that the following events, among others, are 'Events of Default' with respect to the Notes: (a) default for 30 days in the payment of any interest due and payable on any Notes; (b) default in the payment of the principal of (or any premium or Make-Whole Amount on) any Notes when due and payable; (c) (i) default in the performance, or breach, of any covenant or warranty of the Company or CarrAmerica Realty, L.P., as guarantor of the Notes, contained in the Indenture with respect to the Notes (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere in the Indenture), or (ii) the failure by any Subsidiary to comply with the provisions of the covenants described under 'Certain Covenants' above, in each case, continued for 60 days after written notice as provided in the Indenture; (d) default under any bond, debenture, note, or other evidence of indebtedness for money borrowed by the Company, any guarantor or any Subsidiary (including obligations under leases required to be capitalized on the balance sheet of the lessee under GAAP) representing recourse indebtedness or indebtedness guaranteed by such party in an aggregate principal amount in excess of $5,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, any guarantor or any Subsidiary (including the leases) representing recourse indebtedness or indebtedness guaranteed by such party in an aggregate principal amount in excess of $5,000,000, whether the indebtedness existed at the date of the Indenture or was created afterwards, which default shall have resulted in the indebtedness becoming or being declared due and payable before the date on which it would otherwise have become due and payable, or the obligations being accelerated, without the acceleration having been rescinded or annulled; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, any guarantor or any Significant Subsidiary or for all or substantially all of the property of the Company, any guarantor or any Significant Subsidiary. The Term 'Significant Subsidiary' has the meaning ascribed to the term in Regulation S-X promulgated by the SEC under the Securities Act of 1933, as amended; and (f) the guarantee of the Notes by CarrAmerica Realty, L.P. ceases to be, or is asserted by the Company or such guarantor not to be, in full force and effect or enforceable in accordance with its terms (other than by reason of termination of the Indenture or the release of such guarantee in accordance with the Indenture).

     If an Event of Default described in clause (e) above relating to the Company or any Significant Subsidiary occurs, the principal amount of all outstanding Notes will become due and payable without any declaration or other act on the part of the Trustee or the holders.

DEFEASANCE AND COVENANT DEFEASANCE

     The Company may discharge any and all of its obligations to holders of the Notes at any time ('defeasance'), but may not thereby avoid its duty to register the transfer or exchange of the Notes, to replace any temporary, mutilated, destroyed, lost or stolen Notes or to maintain an office or agency in respect of the Notes. The Company may instead be released from the obligations imposed by certain provisions of the Indenture (which contain the covenants described above limiting incurrence of indebtedness and other matters) and omit to comply with such provisions without creating an Event of Default ('covenant defeasance'). Defeasance or covenant defeasance may be effected only if, among other things:
(i) the Company irrevocably deposits or causes to be deposited with the Trustee cash or Government Obligations (as defined in the Indenture), as trust funds, an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on the outstanding Notes; and (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' United States federal income tax treatment of principal, premium and interest payments on the Notes. In the case of a defeasance, such opinion must be based on a ruling of the IRS or a change in United States federal income tax law occurring after the date of the Indenture, since such a result would not occur under current tax law.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS OR DIRECTORS

     The Indenture will provide that no recourse may be had against any past, present or future stockholder, officer or director of the Company, the guarantor or any successor entity under or upon any obligation, covenant or agreement contained in the Indenture or in any Note, or because of any indebtedness evidenced thereby.

GOVERNING LAW

     The Indenture will be governed by and is to be construed in accordance with the laws of the State of New York.

GUARANTEE

     The Notes will be guaranteed as to payment of principal, interest and premium (arising from the Make-Whole Amount), if any, by CarrAmerica Realty, L.P., an affiliate of the Company, as described in the accompanying Prospectus under 'Description of Debt Securities--Guarantee.' The guarantee of the Notes by CarrAmerica Realty, L.P. is an unsecured obligation of CarrAmerica Realty, L.P., and (i) is effectively subordinated to mortgage and other secured indebtedness of CarrAmerica Realty, L.P. and (ii) ranks equally with prior guarantees by CarrAmerica Realty, L.P. of the Company's other publicly held debt and CarrAmerica Realty, L.P.'s other unsecured and unsubordinated indebtedness. As of June 30, 1998, CarrAmerica Realty, L.P. had approximately $267 million of outstanding indebtedness, of which approximately $171 million was secured by properties owned directly or indirectly by CarrAmerica Realty, L.P. The Indenture does not limit CarrAmerica Realty, L.P.'s ability to incur additional indebtedness, including secured indebtedness. If the Company sells or disposes of all of the capital stock of CarrAmerica Realty, L.P. to another person in compliance with the Indenture, CarrAmerica Realty, L.P. will be released from its guarantee to the extent that it is also released from its other guarantees of the Company's debt.

GLOBAL SECURITIES

     The Notes will be represented by one or more global notes (the 'Global Securities'), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ('DTC') and registered in the name of Cede & Co. ('Cede'), as DTC's nominee.

     Holders of the Notes who are not participants in DTC ('Participants') may beneficially own interests in a Global Security held by DTC only through Participants, including certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, and have indirect access to the DTC system ('Indirect Participants'). So long as Cede, as the nominee of DTC, is the registered owner of any Global Security, Cede for all purposes will be considered the sole holder of such Global Security. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holder thereof.

     Neither the Company nor the Trustee (nor any registrar or paying agent) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants whose accounts are credited with DTC interests in a Global Security.

     DTC has advised the Company as follows:

          DTC is a limited-purpose trust company organized under the laws of the State of New York, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among Participants in deposited securities through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. The rules applicable to DTC and its Participants are on file with the SEC.

          Purchases of the Notes under the DTC system must be made by or through Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note (a 'Beneficial Owner') is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

          The deposit of Notes with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Security.

          Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

          Principal and interest payments on the Notes will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company. In the event that DTC notifies the Company that it is unwilling or unable to continue as depository for any Global Security or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act when DTC is required to be so registered to act as such depository and no successor depository shall have been appointed within 90 days of such notification or of the Company becoming aware of DTC's ceasing to be so registered, as the case may be, certificates for the relevant Notes will be printed and delivered in exchange for interests in such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for relevant Notes registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Security.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the Notes will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT

     Settlement for the Notes will be made by the Underwriters, dealers or agents in immediately available funds and all payments of principal and interest on the Notes will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Notes, which are medium-term notes subject to settlement in immediately available funds, will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and DTC will require secondary market trading activity in the Notes to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                                                     PRINCIPAL
                                                                                                       AMOUNT
                                          UNDERWRITER                                                 OF NOTES
-----------------------------------------------------------------------------------------------   ----------------
Goldman, Sachs & Co. ..........................................................................     $100,000,000
Legg Mason Wood Walker, Incorporated...........................................................       50,000,000
                                                                                                  ----------------
  Total........................................................................................     $150,000,000
                                                                                                  ----------------
                                                                                                  ----------------

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes, if any are taken.

     The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.200% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.150% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Company and the guarantor of the Notes have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In connection with the offering of the Notes, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Notes than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Underwriters if such Notes are repurchased in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                 LEGAL MATTERS

     The legality of the Notes will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C., and certain legal matters will be passed upon for the Underwriters by Rogers & Wells LLP, New York, New York.

PROSPECTUS
                                 $1,000,000,000

                         CARRAMERICA REALTY CORPORATION

                DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
           COMMON STOCK WARRANTS, DEBT WARRANTS AND DEPOSITARY SHARES
                            ------------------------

     CarrAmerica Realty Corporation (the 'Company') may from time to time offer in one or more series its (i) unsecured debt securities ('Debt Securities'),
(ii) preferred stock, par value $0.01 per share ('Preferred Stock'), (iii) common stock, par value $0.01 per share ('Common Stock'), (iv) warrants exercisable for Common Stock ('Common Stock Warrants'), (v) warrants exercisable for Debt Securities ('Debt Warrants' and, together with Common Stock Warrants, 'Warrants') and (vi) shares of Preferred Stock represented by depositary shares ('Depositary Shares') with an aggregate initial public offering price of up to $1,000,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities may be guaranteed by CarrAmerica Realty, L.P., a Delaware limited partnership (the 'Guarantor'). The Debt Securities, Preferred Stock, Common Stock, Warrants and Depositary Shares (collectively, the 'Securities') may be offered, separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each a 'Prospectus Supplement').

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms of any guarantee, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Stock or Common Stock of the Company, covenants and public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and public offering price; (iii) in the case of Common Stock, the public offering price; (iv) in the case of Warrants, the securities to which they relate, duration, detachability, exercise price and public offering price; and (v) in the case of Depositary Shares, the fractional shares of Preferred Stock represented by each such Depositary Share and public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

     This Prospectus also may be used by certain holders of Securities to effect resales of the Securities. See 'Plan of Distribution--Resales.'

     The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly, through agents designated from time to time by the Company or the selling security holders, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See 'Plan of Distribution.' No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.
                            ------------------------

     SEE 'RISK FACTORS' BEGINNING ON PAGE 2 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SECURITIES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 25, 1998.

                                  THE COMPANY

     The Company is a fully integrated, self-administered and self-managed publicly traded real estate investment trust (a 'REIT') that focuses primarily on the acquisition, development, ownership and operation of office properties in select suburban growth markets across the United States. The Company was organized as a Maryland corporation on July 9, 1992.

     If so specified in an applicable Prospectus Supplement, Debt Securities offered by means of this Prospectus will be guaranteed by the Guarantor, a Delaware limited partnership organized by the Company in March 1996. The Guarantor is managed indirectly by the Company, which indirectly serves as the sole general partner of the Guarantor and owned, as of June 30, 1998, approximately 88% of the partnership interests in the Guarantor.

     Both the Company and the Guarantor are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the Securities and Exchange Commission. See 'Available Information.'

     The principal executive offices of both the Company and the Guarantor are located at 1850 K Street, N.W., Suite 500, Washington, D.C. 20006, and their telephone number is (202) 729-7500.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

REAL ESTATE INVESTMENT RISKS

     General. Investments in real property are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required by its real property investments. The Company's income from office properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, an over-supply of, or a reduction in demand for, office space in the areas where its properties are located and the attractiveness of the properties to tenants. Income from properties and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws and the potential for liability under applicable laws. Certain significant expenditures associated with each equity investment by the Company in a property (such as operating expenses and capital expenditures costs) may not be reduced when circumstances cause a reduction in income from the property.

     Renewal of Leases and Reletting of Space. The Company is subject to the risks that upon expiration of leases for space located at its properties, the space may not be relet or, if relet, the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Although the Company has established an annual budget for renovation and reletting costs that it believes is reasonable in light of each property's situation, no assurance can be given that this budget will be sufficient to cover these costs. If the Company is unable promptly to relet or renew leases for all or substantially all of the space at its properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then the Company's cash provided by operating activities and ability to make expected distributions to stockholders or debt service payments may be adversely affected.

     Possible Environmental Liabilities. Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. The Company has not been notified by any governmental authority of any material non-compliance, liability or other claim in connection with any of its properties, and the Company is not aware of any other material environmental condition with respect to any of its properties. No assurance, however, can be given that no prior owner created any material environmental condition not known to the Company, that no material environmental condition with respect to any property has occurred during the Company's ownership thereof, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability against the Company.

REAL ESTATE FINANCING RISKS

     Debt Financing. The Company is subject to the risks associated with debt financing, including the risk that the cash provided by the Company's operating activities will be insufficient to meet required payments of principal and interest, the risk of rising interest rates on the Company's floating rate debt that is not hedged, the risk that the Company will not be able to repay or refinance existing indebtedness (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company, or to obtain financing at unfavorable terms, either of which might adversely affect the cash flow available for distribution to stockholders or meet debt service obligations. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet required mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

     Degree of Leverage. At June 30, 1998, on a consolidated basis, the Company's total indebtedness was approximately $1.394 billion and the ratio of its total indebtedness to total assets (excluding intangibles) was 39.7%. The degree to which the Company is leveraged could have important consequences to holders of the Securities, including affecting the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making the Company more vulnerable to a downturn in its business or the economy generally.

ACQUISITION AND DEVELOPMENT RISKS

     The Company intends to continue acquiring and developing office properties in markets where it believes that such acquisition or development is consistent with the business strategies of the Company. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See '--Real Estate Investment Risks' above. New office development also is subject to a number of risks, including, but not limited to, construction delays or cost overruns that may increase project costs, financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of development costs in connection with projects that are not pursued to completion. In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new acquisitions and developments will be financed primarily through periodic equity and debt offerings, lines of credit or other forms of secured or unsecured financing. If permanent debt or equity financing is not available on acceptable terms, further acquisitions or development activities may be curtailed or cash available for distribution to stockholders or to meet debt service obligations may be adversely affected.

CHANGE IN BUSINESS STRATEGY; RISKS ASSOCIATED WITH THE ACQUISITION OF SUBSTANTIAL NEW PROPERTIES

     In November 1995, the Company shifted its emphasis from downtown Washington, D.C. properties toward a more national business strategy, focusing primarily on office properties in suburban growth markets across the United States. This change represented a significant shift in the business strategy of the Company. Although the Company's Board of Directors (the 'Board') believes that such a shift in strategy was warranted in light of the opportunities available to the Company, there is no assurance that the Company's efforts to implement its national business strategy will continue to be successful. Consistent with the Company's strategy of acquiring office properties in suburban growth markets, the Company has significantly expanded its portfolio of office properties since November 1995. These properties have a relatively short operating history under the Company's management and they may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential.

SUBSTANTIAL OWNERSHIP OF COMMON STOCK

     As of August 31, 1998, Security Capital Holdings S.A., a wholly owned subsidiary of Security Capital U.S. Realty (together with Security Capital U.S. Realty, 'SC-USREALTY'), owned approximately 39.9% of the outstanding shares of the Company's Common Stock (36.2% of the Common Stock on a fully diluted basis), and SC-USREALTY has the right to nominate a proportionate number of the directors of the Board based upon its ownership of stock on a fully-diluted basis, rounded down to the nearest whole number (but in no event more than 40% of the directors). As a result, SC-USREALTY is the largest single stockholder of the Company, while no other stockholder is permitted to own more than 5% of the Company's Common Stock, subject to certain exceptions set forth in the Articles of Incorporation or approved by the Board. Although certain standstill provisions preclude SC-USREALTY from increasing its percentage interest in the Company above 45% until at least April 30, 2001 (subject to certain exceptions) and the Articles of Incorporation preclude it from increasing such percentage interest thereafter, and SC-USREALTY agreed to certain limitations on its voting rights with respect to its shares of Common Stock, SC-USREALTY nonetheless has a substantial influence over the affairs of the Company. This concentration of ownership in one stockholder could potentially be disadvantageous to other stockholders' interests. In addition, so long as SC-USREALTY owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, SC-USREALTY will be entitled (except in certain limited circumstances), upon compliance with certain specified conditions, to a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or Preferred Stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares or of Common Stock or Preferred Stock, as applicable, proposed to be issued by the Company.

LIMITATIONS ON CORPORATE ACTIONS

     In conjunction with the transaction in which SC-USREALTY acquired its initial interest in the Company (the 'SC-USREALTY Transaction'), the Company agreed to certain limitations on its operations, including restrictions relating to incurrence of additional indebtedness, retention of third-party managers for the Company's properties, investments in properties other than office buildings, issuances of limited partnership interests ('CRLP Units') of Carr Realty, L.P., a partnership that owns certain of the Company's properties, and certain other matters. The Company may take actions relating to these matters only with the consent of SC-USREALTY. In addition, the Company is contractually obligated to abide by certain limitations on the amount of assets that it owns indirectly through other entities and the manner in which it conducts its business (including the types of assets that it can acquire and own and the manner in which such assets are operated). The Company also is obligated to use reasonable efforts to effect all dispositions of assets in transactions that are tax-free exchanges and do not generate 'capital gain dividends' to stockholders of the Company. These limitations (which generally were designed to address special U.S. tax considerations applicable to foreign corporations such as SC-USREALTY under the Internal Revenue Code) limit the flexibility of the Company to structure transactions that might otherwise be advantageous to the Company, and may impair the Company's ability to conduct its business in the future.

     In addition, in connection with the acquisition of certain properties by CarrAmerica Realty, L.P. and Carr Realty, L.P., the Company is restricted in its ability to dispose of such properties in taxable transactions or to refinance such properties.

CONFLICTS OF INTEREST

     Certain members of the Board and officers of the Company own CRLP Units and, thus, may have interests that conflict with stockholders with respect to business decisions affecting the Company and Carr Realty, L.P. In particular, a holder of CRLP Units may suffer different and/or more adverse tax consequences than the Company upon the sale or refinancing of some of the properties owned by Carr Realty, L.P. as a result of unrealized gain attributable to certain properties. These CRLP Unit holders and the Company, therefore, may have different objectives regarding the appropriate pricing and timing of a sale or refinancing of properties. Although the Company, as the sole general partner of Carr Realty, L.P., has the exclusive authority to determine whether and on what terms to sell or refinance an individual property, these CRLP Unit holders might seek to influence the Company not to sell or refinance a property, even though such sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a property with a higher level of debt than would be in the best interests of the Company.

MANAGEMENT, LEASING AND BROKERAGE RISKS

     The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements with third-party owners will be lost to competitors, that a property will be sold and the Company will lose the contract, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms and that leasing and brokerage activity generally may decline. Each of these developments could adversely affect the ability of the Company to make expected distributions to stockholders or debt service payments.

LACK OF VOTING CONTROL OF OPERATING SUBSIDIARIES; OTHER SPECIAL CONSIDERATIONS RELATED TO OMNIOFFICES

     Lack of Voting Control. The Company does not have voting control of Carr Real Estate Services, Inc. ('Carr Services, Inc.'), CarrAmerica Development, Inc. ('CarrAmerica Development'), OmniOffices, Inc. ('OmniOffices') or OmniOffices (UK) Limited ('Omni UK'), and may acquire economic interests in similarly structured companies in the future (collectively, the 'Operating Subsidiaries'). (Certain provisions in the Internal Revenue Code of 1986, as amended (the 'Code'), prohibit the Company from owning a significant portion of the voting stock of an Operating Subsidiary, as described in 'Federal Income Tax Considerations--Taxation of the Company (Asset Tests)' and '--Administration's Proposed Changes to REIT Asset Test' below.) Carr Services, Inc., which conducts primarily fee-based management and leasing, has capital stock which is divided into two classes: voting common stock, approximately 92% and 8% of which was held by The Oliver Carr Company ('OCCO') and Carr Realty, L.P., respectively, as of June 30, 1998; and nonvoting common stock, approximately 96% and 4% of which was held by Carr Realty, L.P. and OCCO, respectively, as of June 30, 1998. OCCO, as the holder of 92% of the voting common stock, has the ability to elect the board of directors of Carr Services, Inc. CarrAmerica Development, which conducts primarily fee-based development, has capital stock which is divided into two classes: voting common stock, 99% and 1% of which was held by OCCO and the Company, respectively, as of June 30, 1998; and nonvoting common stock, 96% and 4% of which was held by the Company and OCCO, respectively. OCCO, as the holder of 99% of the voting common stock, has the ability to elect the board of directors of CarrAmerica Development. Oliver T. Carr, Jr., who is Chairman of the Board of the Company and a significant stockholder of the Company, beneficially owns a majority of the voting stock of OCCO, which controls the election of directors of Carr Services, Inc. and CarrAmerica Development. OmniOffices, which provides executive office suites to U.S. commercial customers, has capital stock which is divided into two classes: voting common stock and nonvoting common stock. The voting stock was owned 17% by OCCO, 35% by SC-USREALTY and 48% by an entity owned by the Company's six current executive officers as of June 30, 1998. The nonvoting common stock was owned entirely by the Company as of June 30, 1998. The holders of the voting common stock control the ability to elect the board of directors of OmniOffices. Omni UK, which provides executive office suites to international commercial customers, has capital stock which is divided into two classes: voting common stock and nonvoting common stock. The voting stock was owned by OmniOffices as of June 30, 1998 and two individuals and the nonvoting stock was owned by the Company as of June 30, 1998. OmniOffices, as the holder of a majority of the voting stock, controls the ability to elect the members of the board of directors of Omni UK.

     Although neither the right of Carr Realty, L.P. or the Company, as applicable, to receive distributions with respect to its equity interest in each Operating Subsidiary nor the terms of the promissory notes made by such Operating Subsidiary and held by Carr Realty, L.P. or the Company, as applicable, can be changed by the holder of the majority of the voting common stock of such Operating Subsidiary, the Company will not be able to elect directors of any Operating Subsidiary, and its ability to influence the day-to-day decisions of each Operating Subsidiary is limited. As a result, the board of directors and management of each Operating Subsidiary may implement business policies or decisions that might not have been implemented by persons elected by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's operating income and funds from operations.

     Lack of Liquidity for Stock. None of the Operating Subsidiaries is a public company, and there is no market for the equity securities held by the Company or Carr Realty, L.P. in any Operating Subsidiary. Consequently, neither the Company nor Carr Realty, L.P. has ready ability to liquidate its holdings in any Operating Subsidiary.

     Constraints on Growth of OmniOffices. Certain provisions in the Code prohibit the Company from having an investment in any Operating Subsidiary that has a value in excess of 5% of the value of the Company's gross assets. These provisions will limit the ability of OmniOffices to grow its business without jeopardizing the Company's REIT qualification or, alternatively, incurring third party debt (which may have to be guaranteed by the Company) or bringing into OmniOffices additional investors. As of June 30, 1998, the Company's investment in OmniOffices was such that the Company currently is limited in its ability to make substantial additional investments (either in the form of equity or a loan) in OmniOffices. There can be no assurance that OmniOffices will be able to obtain third-party financing (or obtain it on attractive terms) or that suitable additional investors can be identified. Limitations on the Company's ability to fund additional growth of OmniOffices may preclude (or delay) OmniOffices from pursuing growth opportunities that might otherwise be in its best interest.

     It is possible that the Company could elect in the future to dispose of part or all of its equity interest in OmniOffices, including through a distribution of the stock of OmniOffices to the Company's stockholders; however, the Company is subject to certain contractual restrictions with SC-USREALTY that could preclude or restrict such a distribution or other disposition. In addition, the income from such a disposition would not qualify for purposes of the 75% gross income test applicable to REITs, which could limit the ability of the Company to dispose of all of its interest in OmniOffices (through a distribution to stockholders or otherwise) in a single transaction. (For a more detailed description of the income tests applicable to REITs, see 'Federal Income Tax Considerations--Taxation of the Company--Asset Tests.') Finally, because of tax-related considerations specific to SC-USREALTY and SC-USREALTY's indirect interest in OmniOffices through the Company, OmniOffices has agreed to conduct its business subject to certain constraints, even though these constraints may have the effect of precluding OmniOffices from undertaking transactions that would be in the best interests of its other stockholders, including the Company. Any reduction by the Company of its investment in OmniOffices would correspondingly reduce the Company's right to receive distributions from OmniOffices.

     Administration's Proposed Changes to REIT Asset Test. In order for the Company to qualify as a REIT, the Company, at the close of each quarter of its taxable year, must not own more than 10% of the outstanding voting securities of any issuer, other than a qualified REIT subsidiary (a 'QRS') or another REIT (for a more detailed discussion of this and other REIT qualification requirements, see 'Federal Income Tax Considerations--Taxation of the Company'). The Clinton Administration's February 1998 budget proposal includes a proposal to amend the 10% voting securities test by prohibiting a REIT from owning more than 10% of the vote or value of all classes of stock of any corporation (other than a QRS or another REIT). Stock owned by the Company in corporations prior to the effective date of the proposal generally would be 'grandfathered' (i.e., with respect to such grandfathered stock, the REIT would be subject only to the existing 10% voting securities test described above). However, if the corporation in which such grandfathered stock is held were to engage in a new trade or business or acquire substantial new assets, the grandfathered status would terminate with respect to such stock.

     Because the Company owns the majority of the nonvoting stock of each of the Operating Subsidiaries, the Company would not satisfy the proposed 10% value limitation with respect to its stock interests in the Operating Subsidiaries. However, as the Clinton Administration's proposal is currently drafted, stock currently held by the Company in the Operating Subsidiaries should be grandfathered. If any of the Operating Subsidiaries, however, were to engage in new trades or businesses or acquire substantial new assets (or the Company were to make a significant additional equity investment in an Operating Subsidiary), then the stock held by the Company in such Operating Subsidiary would lose its grandfathered status and the Company would fail to qualify as a REIT. Moreover, the Company would not be able to own more than 10% of the vote or value of any corporation (other than a QRS or another REIT) formed after the effective date of the proposal. Thus, if enacted as currently drafted, the proposal would materially impede the ability of the Company to engage in new activities or to expand substantially the current activities engaged in through the Operating Subsidiaries, such as the executive office suites business and the property development and management businesses. Although the Clinton Administration's proposals are not expected to be enacted in 1998, it cannot be predicted whether, in what forms or with what effective dates, any future legislation affecting the Company may be enacted.

CHANGES IN POLICIES

     The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board. The Board may amend or revise these and other policies from time to time without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations, funds available for distributions to stockholders, debt service or the market price of the Securities. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the Common Stock.

CERTAIN TAX RISKS

     Tax Liabilities as a Consequence of the Failure to Qualify as a REIT. The Company believes that it has been organized and has operated so as to qualify for taxation as a REIT under the Code, commencing with its taxable year ended December 31, 1993, and intends to continue to so operate. No assurance, however, can be given that the Company has qualified for taxation as a REIT or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly or partially beyond the Company's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the federal income consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and it will not be entitled to a deduction for dividends paid to its stockholders. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See 'Federal Income Tax Considerations--Taxation of the Company.'

     REIT Distribution Requirements and Potential Impact of Borrowings. To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 95% of its real estate investment trust taxable income. See 'Federal Income Tax Considerations--Taxation of the Company (Annual Distribution Requirements).' In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its real estate investment trust taxable income from prior years that is not deemed to have been distributed under the Code. Differences in timing between the receipt of income, the payment of expenses and the inclusion of such income and the deduction of such expenses in arriving at taxable income (of the Company or its subsidiaries), or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments, could require the Company, directly or through its subsidiaries, to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Company might need to borrow funds in order to avoid adverse tax consequences even if management believed that the prevailing market conditions were not otherwise favorable for such borrowings.

     Other Tax Liabilities. Even if the Company qualifies as a REIT, the Company and certain of its subsidiaries will be subject to certain federal, state, local and foreign taxes on its income and property. See 'Federal Income Tax Considerations--Taxation of the Company and Other Tax Considerations.'

SPECIAL CONSIDERATIONS FOR FOREIGN INVESTORS

     In order to assist the Company in qualifying as a 'domestically controlled REIT,' the Company's Articles of Incorporation, as amended (the 'Articles of Incorporation'), contain certain provisions generally preventing foreign investors (other than SC-USREALTY and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a 'domestically controlled REIT.' See 'Federal Income Tax Considerations--Taxation of Holders of Common Stock--Taxation of Non-U.S. Shareholders.' Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for non-U.S. shareholders other than SC-USREALTY. See 'Description of Common Stock--Restrictions on Transfer.'

PRICE FLUCTUATIONS OF THE COMMON STOCK AND TRADING VOLUME; SHARES AVAILABLE FOR FUTURE SALE

     A number of factors may adversely influence the price of the Company's Common Stock in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Common Stock to demand a higher annual yield from distributions by the Company in relation to the price paid for Common Stock, the relatively low daily trading volume of REITs in general, including the Common Stock, and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share.

     Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. In particular, pursuant to an agreement entered into with Merrill Lynch, Pierce, Fenner & Smith Incorporated ('Merrill Lynch'), Merrill Lynch has the right to sell 5,000,000 shares acquired by it in April 1998, as well as certain additional shares that it may receive under the terms of the agreement, at any time, through a public offering, negotiated transactions, block sales, sales through the facilities of the New York Stock Exchange or other means of distribution. The Company also may issue shares of Common Stock upon redemption of Units issued in connection with the formation of the Company and subsequent acquisitions. In addition, as of June 30, 1998, 8,736,900 shares of Common Stock of the Company were reserved for issuance pursuant to stock and unit options, and more shares may be reserved for such purpose in the future. All of these shares will be available for sale in the public markets from time to time. In connection with the SC-USREALTY Transaction, the Company granted SC-USREALTY the right to require the Company to file, at any time requested by SC-USREALTY, a registration statement under the Securities Act of 1933 covering all or any of the shares of Common Stock acquired by SC-USREALTY. No prediction can be made about the effect that future sales of Common Stock will have on the market prices of shares.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

     In order to assist the Company in maintaining its qualification as a REIT, the Articles of Incorporation contain certain provisions generally limiting the ownership of shares of capital stock by any single shareholder to 5% of the outstanding Common Stock and/or 5% of any class or series of Preferred Stock (with exceptions for persons who received more than 5% of the equity of the Company pursuant to the contribution of assets to the Company in connection with the initial public offering of the Company and SC-USREALTY and its affiliates). The Board could waive this restriction if it were satisfied that ownership in excess of the above ownership limit would not jeopardize the Company's status as a REIT and the Board otherwise decided such action would be in the best interests of the Company. Capital stock acquired or transferred in breach of the limitation will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. See 'Description of Common Stock--Restrictions on Transfer' for additional information regarding the limits on ownership of shares of capital stock.

RESTRICTIONS ON ACQUISITION AND CHANGE IN CONTROL

     Various provisions of the Articles of Incorporation restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the stockholders' interest, including the Ownership Limits (as defined herein), the staggered terms of the Company's directors and the ability of the Board to authorize the issuance of preferred stock without stockholder approval.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for the acquisition of additional office properties or executive office suite centers or the development of office properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to property and for working capital and other general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's ratios of earnings to fixed charges for the period from February 16, 1993 (commencement of operations) to December 31, 1993, for the years ended December 31, 1994, 1995, 1996 and 1997 and for the six months ended June 30, 1998 were 1.75x, 1.81x, 1.91x, 1.74x, 2.01x and 1.94x, respectively.

     The Guarantor's ratios of earnings to fixed charges for the period from March 6, 1996 (commencement of operations) to December 31, 1996, for the year ended December 31, 1997 and for the six months ended June 30, 1998 were 1.59x, 1.90x and 2.33x, respectively.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges (excluding interest cost capitalized). Fixed charges consist of interest expense

(including interest costs capitalized), the amortization of debt issuance costs and rental expense deemed to represent interest expense.

     The Company issued preferred stock in 1996 and in August, November and December 1997. Accordingly, the Company's ratios of earnings to combined fixed charges and preferred stock dividends for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998 were 1.71x, 1.73x and 1.43x, respectively.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities ('Senior Securities') or subordinated Debt Securities ('Subordinated Securities'). The Debt Securities will be issued under one or more indentures (the 'Indentures'). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a 'Senior Indenture' and a 'Subordinated Indenture'), in each case between the Company and a trustee (a 'Trustee'). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the 'TIA'). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined under this heading shall have the respective meanings set forth in each Indenture.

     The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described below under '--Ranking.'

     If so provided in an applicable Prospectus Supplement, the Debt Securities will have the benefit of a guarantee from the Guarantor. See '--Guarantee' below. The Guarantor is a separate and distinct legal entity from the Company and has no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in a guarantee. The payment of dividends or the making of loans and advances to the Company by the Guarantor may be subject to contractual, statutory or regulatory restrictions, which, if material, would be disclosed in the applicable Prospectus Supplement. Moreover, the payment of dividends and making of loans and advances would be contingent upon the earnings of the Guarantor. Any right of the Company to receive assets of the Guarantor upon liquidation or recapitalization of the Guarantor (and the consequent right of the holders of Debt Securities to participate in those assets) will be subject to the claims of the Guarantor's creditors. In the event that the Company is recognized as a creditor of the Guarantor, the Company's claims would still be subject to any security interest in the assets of the Guarantor and any indebtedness of the Guarantor senior to that of the Debt Securities, and would be dependent primarily upon the receipt of funds from the Guarantor.

     Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of the Company or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a director of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

          (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (4) If convertible in whole or in part into Common Stock or Preferred Stock, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

          (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

          (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

          (14) Whether such Debt Securities will be issued in certificate or book-entry form;

          (15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

          (17) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (18) If such Debt Securities are to be issued upon the exercise of Debt Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

          (19) Whether and the extent to which such Debt Securities are guaranteed by the Guarantor and the form of any such Guarantee; and

          (20) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ('Original Issue Discount Securities'). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See 'Description of Preferred Stock--Restrictions on Ownership' and 'Description of Common Stock--Restrictions on Transfer.' Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement;

provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ('Defaulted Interest') will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the 'Special Record Date') for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Company and the Guarantor (if the Debt Securities are guaranteed) will be permitted to consolidate with or merge with or into, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into, any other entity provided that (1) either the Company or the Guarantor, as applicable, shall be the continuing entity, or the successor entity (if other than the Company or the Guarantor) formed by or resulting from any such consolidation or merger or the entity which shall have received the transfer of such assets, in the case of the Company, shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture and, in the case of the Guarantor, shall expressly assume the Guarantor's obligation under the guarantee; (2) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary (as defined below) as a result thereof as having been incurred by the Company or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (3) an officer's certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     Existence. Except as described under '--Merger, Consolidation or Sale' above, the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

     Maintenance of Properties. The Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary (as defined below) to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007); provided, however, that the Company shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business.

     Insurance. The Company will be required to, and will be required to cause each of its Subsidiaries to keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

     Payment of Taxes and Other Claims. The Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), the Company will be required, to the extent permitted under the Exchange Act, to file with the U.S. Securities and Exchange Commission (the 'Commission' or the 'SEC') the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the 'Financial Information'), such documents to be filed with the Commission on or prior to the respective dates (the 'Required Filing Dates') by which the Company would have been required so to file such documents if the Company were so subject. The Company also will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and (ii) file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to all Holders of Debt Securities, as their names and addresses appear on the Security Register and to any prospective Holder (Section 1010). The Guarantor may be subject to similar requirements to provide financial information, if the Debt Securities are guaranteed.

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

     Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

GUARANTEE

     In order to enable the Company to obtain more favorable interest rates and other terms and conditions with respect to Debt Securities, payment of the principal of (and any premium) and interest on offered Debt Securities may (if so specified in the applicable Prospectus Supplement) be guaranteed by the Guarantor. The guarantee will be an unsecured obligation of the Guarantor. The ranking of any guarantee of the Debt Securities and the terms of the subordination, if any, will be set forth in the applicable Prospectus Supplement.

     The Indenture will provide that, in the event any guarantee of the Debt Securities by the Guarantor would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such guarantee will be reduced to the maximum amount, after giving effect to all other contingent and fixed liabilities of such Guarantor, permissible under the applicable fraudulent conveyance or similar law.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each Indenture will provide that the following events are 'Events of Default' with respect to any series of Debt Securities issued thereunder: (i) default in the payment of any installment of interest on any Debt Security of such series and continuance of such default for 30 days; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series when due and payable; (iii) making any sinking fund payment as required for any Debt Security of such default in the performance, or breach, of any other covenant or warranty on the part of the Company or a Guarantor contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (iv) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company, any Guarantor or any Subsidiary (including obligations under leases required to be capitalized on the balance sheet of the lessee under GAAP) representing recourse indebtedness or indebtedness guaranteed by such party in an aggregate principal amount in excess of $5,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (including the leases) representing recourse indebtedness or indebtedness guaranteed by such party in an aggregate principal amount in excess of $5,000,000, whether the indebtedness now exists or shall hereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or the obligations being accelerated, without the acceleration having been rescinded or annulled; (v) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, a Guarantor or any Significant Subsidiary (as defined in the Indenture and discussed below) for all or substantially all of the property of the Company, a Guarantor or any Significant Subsidiary; and (vi) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

     'Significant Subsidiary' means any Subsidiary that is a 'significant subsidiary' (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company or a Guarantor.

     'Subsidiary' means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by the Company, a Guarantor or by one or more other Subsidiaries of the Company or a Guarantor. For the purposes of this definition, 'voting equity securities' means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency. The term 'Subsidiary' does not include Carr Services, Inc., CarrAmerica Development, OmniOffices or Omni UK, as the Company does not own or control a majority of the outstanding voting stock of such entities.

     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section
502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

     Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (1) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (3) change the place of payment, or the coin or currency, for payment of the principal of (or premium, if any) or interest on any such Debt Security; (4) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (5) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (6) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).

     Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (1) to evidence the succession of another person to the Company as obligor under such Indenture; (2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (3) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (4) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (5) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (6) to secure the Debt Securities; (7) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (8) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (9) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (10) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (1) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (2) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (1) above), (3) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and
(4) Debt Securities owned by the Company or any other obligor under the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

RANKING

     The terms and conditions, if any, upon which the Debt Securities and any guarantee of the Debt Securities are subordinated to other indebtedness of the Company and the Guarantor will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities and any guarantee, the restrictions on payments to the Holders of such Debt Securities and guarantees while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ('defeasance') (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ('covenant defeasance') (Section
1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

     'Government Obligations' means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by applicable law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. 'Conversion Event' means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under '--Events of Default, Notice and Waiver' above with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under '--Events of Default, Notice and Waiver' above with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

REDEMPTION OF SECURITIES

     The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

     From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the redemption price.

     Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Company's books and records, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Debt Securities held by such Holder to be redeemed.

     If the Company elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all of the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 35,000,000 shares of Preferred Stock. As of June 30, 1998, there were 780,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock issued and outstanding (1,740,000 were issued originally) and 8,000,000 shares of Series B Cumulative Redeemable Preferred Stock. There were also 600,000 shares of Series C Cumulative Redeemable Preferred Stock issued and outstanding and underlying 6,000,000 depositary shares, which are traded publicly, and 200,000 shares of Series D Cumulative Redeemable Preferred Stock issued and outstanding and underlying 2,000,000 depositary shares which are traded publicly.

     Under the Company's Articles of Incorporation, the Board may from time to time establish and issue one or more series of Preferred Stock. The Board may classify or reclassify any unissued Preferred Stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series (a 'Designating Amendment').

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and the Company's bylaws (the 'Bylaws').

GENERAL

     The Board is empowered by the Company's Articles of Incorporation to designate and issue from time to time one or more series of Preferred Stock without stockholder approval. The Board may determine the relative rights, preferences and privileges of each series of Preferred Stock so issued. Because the Board has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

     The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including, without limitation:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) The date from which dividends on such Preferred Stock will accumulate, if applicable;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (7) The provision for redemption, if applicable, of such Preferred Stock;

          (8) Any listing of such Preferred Stock on any securities exchange;

          (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

          (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

          (12) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

          (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock, and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term 'equity securities' does not include convertible debt securities.

DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as are fixed by the Board.

     Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     Unless otherwise specified in the Prospectus Supplement, if any shares of Preferred Stock of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock do not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor will any Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     If for any taxable year, the Company elects to designate as 'capital gains dividends' (as defined in Section 857 of the Code) any portion (the 'Capital Gains Amount') of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of capital stock (the 'Total Dividends'), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the Total Dividends.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock will automatically and mandatorily be converted into the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all Preferred Stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Stock of any series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company will not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice will state: (i) the redemption date; (ii) the number of shares and series of Preferred Stock to be redeemed; (iii) the redemption price;
(iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment is made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company will be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of shares of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an 'Event'), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in clause
(ii) above, so long as the shares of Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     As discussed below under 'Description of Common Stock--Restrictions on Transfer--Ownership Limits,' for the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer 'individuals' (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. To assist the Company in meeting this requirement, the Articles of Incorporation provide that no holder of Preferred Stock may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of any class or series of Preferred Stock and/or more than 5% of the issued and outstanding shares of Common Stock, subject to certain exceptions specified in the Articles of Incorporation. See 'Description of Common Stock--Restrictions on Transfer--Ownership Limits.'

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     The Company is authorized to issue 180,000,000 shares of Common Stock. The outstanding Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of Common Stock have no preemptive rights. At June 30, 1998, there were 71,622,035 shares of Common Stock outstanding.

     Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the 'NYSE'). The Company will apply to the NYSE to list the additional Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

     Subject to such preferential rights as may be granted by the Board in connection with the future issuance of Preferred Stock, holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the Board or (ii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of stockholders, nominations of persons for election to the Board may be made only (i) by or at the direction of the Board or (ii) by any stockholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

RESTRICTIONS ON TRANSFER

     Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of Common Stock that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer 'individuals' (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to maintain its qualification as a REIT, the Company's Articles of Incorporation contain certain restrictions on the ownership and transfer of capital stock, including Common Stock, intended to ensure compliance with these requirements.

     Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than (A) 5% of the issued and outstanding shares of Common Stock (the 'Common Stock Ownership Limit') and/or (B) more than 5% of any class or series of Preferred Stock. (This limit, in addition to the Existing Holder Limit, the Special Shareholder Limit, and the Non U.S. Shareholder Limit, all as defined below, are referred to collectively herein as the 'Ownership Limits.') Existing Holders, including Clark Enterprises Inc., The Oliver Carr Company, Oliver T. Carr, Jr., and A. James Clark, are not subject to the Common Stock Ownership Limit, but they are subject to special ownership limitations (the 'Existing Holder Limit'). Furthermore, SC-USREALTY and its affiliates are not subject to the Common Stock Ownership Limit, but are subject to a special ownership limit of 45% of the outstanding shares of Common Stock and 45% of the outstanding shares of each class or series of preferred stock of the Company (the 'Special Shareholder Limit'). Furthermore, all holders are prohibited from acquiring any capital stock if such acquisition would cause five beneficial owners of capital stock to beneficially own in the aggregate more than 50% in value of the outstanding capital stock.

     In addition to the above restrictions on ownership of shares of capital stock of the Company, in order to assist the Company in qualifying as a 'domestically controlled REIT,' the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder (as defined below) (other than SC-USREALTY and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a 'domestically controlled REIT' (computed assuming that SC-USREALTY owns the maximum percentage of the Company's capital stock that it is permitted to own under the Special Shareholder Limit) (the 'Non-U.S. Shareholder Limit'). A Non-U.S. Shareholder is a nonresident alien individual, foreign corporation, foreign partnership and any other foreign shareholder. For a discussion of the taxation of a Non-U.S. Shareholder and the requirements for the Company to qualify as a 'domestically controlled REIT,' see 'Federal Income Tax Considerations--Taxation of Holders of Common Stock--Taxation of Non-U.S. Shareholders.' The Company is unlikely to be able to advise a prospective Non-U.S. Shareholder that its purchase of any shares of the Company's capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Shareholder to the adverse consequences described under '--Violation of Ownership Limits' below. Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than SC-USREALTY.

     The Board may increase the Ownership Limits from time to time, but may not do so to the extent that, after giving effect to such increase, five beneficial owners of shares of capital stock could beneficially own in the aggregate more than 49.5% of the value of the Company's outstanding shares of capital stock. The Board, in its sole discretion, may waive the Ownership Limits with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

     Violation of Ownership Limits. The Articles of Incorporation provide that, if any holder of capital stock of the Company purports to transfer shares to a person or there is a change in the capital structure of the Company and either the transfer or the change in capital structure would result in the Company failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable Ownership Limit (including the Non-U.S. Shareholder Limit), then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by the Company that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to the shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the Ownership Limitations in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A) (i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee of shares of capital stock gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

     All certificates representing Common Stock will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of Common Stock must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Common Stock is BankBoston, N.A.

                            DESCRIPTION OF WARRANTS

     The Company may issue Common Stock Warrants for the purchase of Common Stock and Debt Warrants for the purchase of Debt Securities. Such Warrants may be issued separately or together with other Securities offered by a Prospectus Supplement and may be attached to or detached from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a 'Warrant Agreement') to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the 'Warrant Agent'). The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title; (2) the currencies in which the Warrants are being offered; (3) the offering price or prices; (4) the number of Warrants offered, (5) the Securities underlying the Warrants; (6) the date, if any, on and after which the Warrants and any related Securities will be separately transferable; (7) the price at which each of the Securities purchasable upon exercise of the Warrants may be purchased; (8) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum number of Warrants that may be exercised at any one time; (10) the procedures for exercise of the Warrants and the circumstances, if any, that will cause the Warrants to be deemed to be exercised automatically; (11) a discussion of certain federal income tax considerations; and (12) any other terms of the Warrants.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue receipts ('Depositary Receipts') for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a 'Deposit Agreement') among the Company, the depositary named therein (a 'Preferred Stock Depositary') and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit

Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged before the record date for such distribution.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that preserves the REIT status of the Company.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or
(iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF THE PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement under which the Depositary Shares are issued. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor the Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                             BOOK-ENTRY SECURITIES

     The Securities may be issued in whole or in part in book-entry form, meaning that beneficial owners of the Securities will not receive certificates representing their ownership interests in the Securities, except in the event the book-entry system for the Securities is discontinued. If the Securities are issued in book-entry form, they will be issued, the form of one or more global securities (the 'Global Securities'), which will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of Securities issued in book-entry form will be described in the applicable Prospectus Supplement relating to such class or series.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following discussion summarizes the material federal income tax considerations to a prospective holder of Common Stock. The following discussion is for general information only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable for all Security holders in the Company. It does not discuss all of the aspects of federal income taxation that may be relevant to a prospective Security holder in light of his or her particular circumstances or to certain types of Security holders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States. If the Company offers one or more series of Preferred Stock, Depositary Shares, Common Stock Warrants, Debt Warrants or Debt Securities, then there may be tax consequences for the holders of such Securities not discussed herein. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

     The information in this section is based on the Code (including the provisions of the Taxpayer Relief Act of 1997 (the '1997 Act') and the Internal Revenue Service Restructuring and Reform Act of 1998 (the 'IRS Restructuring Act'), several of which are described herein), current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. Except as described below in '--Requirements for Qualification--Income Tests,' the Company has not received any rulings from the IRS concerning the tax treatment of the Company. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

     As used under this heading, the term 'Company' refers solely to CarrAmerica Realty Corporation.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1993. The Company believes that it was organized and has operated in a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a RElT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company has satisfied or will continue to satisfy such tests. See '--Failure to Qualify' below.

     The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     In any year in which the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the 'alternative minimum tax' on any items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of certain 'foreclosure property' that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), and nonetheless should maintain its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of either the amount by which it fails the 75% gross income test or the amount by which it fails the 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires or has acquired any asset from a C corporation
(i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the acquiror's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the acquiror recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by it, then to the extent of such asset's 'Built-In Gain' (i.e.,the excess of (a) the fair market value of such asset at the time of the acquisition by the Company over (b) the adjusted basis in such asset, determined as of the time of such acquisition), such gain will be subject to tax at the highest regular corporate rate applicable, pursuant to anticipated Treasury Regulations that have not yet been promulgated. This result with respect to the recognition of Built-In Gain assumes that the Company will make an election pursuant to IRS Notice 88-19 with respect to any such acquisition.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code,
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Articles of Incorporation contain restrictions regarding the transfer of its capital stock that are intended to assist the Company in continuing to satisfy the stock ownership requirements described in conditions
(5) and (6). See 'Description of Common Stock--Restrictions on Transfer.' Moreover, pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of its capital stock requesting information regarding the actual ownership of the capital stock, and the Company does not know, or exercising reasonable diligence would not have known, whether it failed to meet requirement (6) above, the Company will be treated as having met the requirement.

     Income Tests. In order to maintain qualification as a REIT, the Company must satisfy certain gross income requirements, which are applied on an annual basis. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including 'rents from real property' and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For its taxable years ending on or before December 31, 1997, the Company was subject to a third gross income test which required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the Company's gross income (including gross income from prohibited transactions). Pursuant to the 1997 Act, the

Company will not have to meet the 30% test for its taxable years commencing on or after January 1, 1998.

     Rents received by the Company will qualify as 'rents from real property' in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents that fail to meet these conditions in an amount that reasonably could be expected to cause it to fail to meet the 75% and 95% gross income tests. In addition, for rents received to qualify as 'rents from real property,' the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an 'independent contractor' from whom the Company derives no revenue. The 'independent contractor' requirement, however, does not apply to the extent the services are 'usually or customarily rendered' in connection with the rental space for occupancy only and are not otherwise considered 'rendered to the occupant' ('Permissible Services'). The Company will provide certain services with respect to the properties through entities that do not satisfy the 'independent contractor' requirements described above. The Company has received a ruling from the IRS that the provision of certain services will not cause the rents received with respect to the properties to fail to qualify as 'rents from real property.' Based upon the IRS ruling and its experience in the office rental markets in which the Company's properties are located, the Company believes that all services provided to tenants will be considered 'usually or customarily rendered' in connection with the rental of office space for occupancy only, although there can be no assurance that the IRS will not contend otherwise. If the Company contemplates providing services, either directly or through another entity, in the future that reasonably might be expected not to meet the 'usual or customary' standard, it will arrange to have such services provided by an independent contractor from which the Company will receive no income.

     Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that the Company provides services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for 'impermissible services' with respect to a property will be de minimis so long as such amount does not exceed one percent of all amounts received, directly or indirectly, by the Company with respect to such property. The amount that the Company will be deemed to have received for performing 'impermissible services' will be the greater of the actual amount so received or 150% of the direct cost to the Company of providing such 'impermissible services.'

     The Company may receive fees in consideration of the performance of management and administrative services with respect to properties that are not owned entirely by the Company. A portion of such management and administrative fees (corresponding to that portion of a property owned by a third party) generally will not qualify under the 75% or 95% gross income tests. The Company also may receive other types of income with respect to the properties that it owns that will not qualify for the 75% or 95% gross income tests. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a 100% tax would be imposed with respect to the 'excess net income' attributable to the failure to satisfy the 75% and 95% gross income tests.

     Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy the following three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by 'real estate assets,' cash, cash items and government securities;
(ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a 'qualified REIT subsidiary' or another REIT, but including any unsecured debt of Carr Realty, L.P. or CarrAmerica Realty, L.P.) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a 'qualified REIT subsidiary' or another
REIT). The 5% value requirement must be satisfied not only on the date the Company acquired securities of the Non-qualified REIT Subsidiaries, but also each time the Company increases its ownership of securities of the Non-qualified REIT subsidiaries.

     The Company owns directly all of the non-voting stock, representing 95% of the equity, of Omni UK, OmniOffices and CarrAmerica Development. By virtue of its ownership of CRLP Units, the Company will be considered to own its pro rata share of the assets of Carr Realty, L.P., including the securities of Carr Services, Inc. (Carr Services, Inc., OmniOffices, Omni UK and CarrAmerica Development are referred to collectively herein as the 'Non-qualified REIT Subsidiaries.') Neither Carr Realty, L.P., CarrAmerica Realty, L.P., nor the Company will own more than 10% of the voting securities of any Non-qualified REIT Subsidiary. There can be no assurance, however, that the IRS might not contend that the arrangements between the Company and the Non-qualified REIT Subsidiaries are such that the Company should be considered to own more than 10% of the voting securities of one or both of these entities. In addition, the Company and its senior management believe that the Company's pro rata share of the value of the securities of each such Non-qualified REIT Subsidiary and of any unsecured debt of Carr Realty, L.P. and CarrAmerica Realty, L.P. owned by the Company will not exceed 5% of the total value of the Company's assets. In this regard, if OmniOffices and Omni UK were to be viewed for federal income tax purposes as a single corporation, the Company might not satisfy the 5% limitation with respect to that corporation. The Company has represented that OmniOffices and Omni UK will be operated as separate entities. There can be no assurance, however, that the IRS might not contend either that the value of the securities of one or more of the Non-qualified REIT Subsidiaries exceeds the 5% value limitation or that all or some of the Non-qualified REIT subsidiaries shall be viewed as a single corporation for purposes of the 5% value limitation and that the value of that corporation exceeds the 5% value limitation. Although the Company plans to take steps to ensure that it continues to satisfy the 5% test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will be successful or will not require a reduction in the Company's overall interest in one or more of the Non-qualified REIT Subsidiaries.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Company's 'REIT taxable income' (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. See '--General' above for a discussion of 'Built-In Gain Assets.' Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration.

     To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its 'REIT taxable income,' as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company may elect to require the shareholders to include the Company's undistributed net capital gains in their income by designating, in a written notice to shareholders, those amounts as undistributed capital gains in respect of its shareholders' shares. If the Company makes such an election, the shareholders will (i) include in their income as capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A shareholder will increase the basis in its

Common Shares by the difference between the amount of capital gain included in its income and the amount of the tax that the Company is deemed to have paid on the shareholder's behalf. The earnings and profits of the Company will be adjusted appropriately. For a more detailed description of the tax consequences to a shareholder of such a designation, see '--Taxation of Holders of Common or Preferred Stock.'

     In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed during the calendar year by the REIT and the amount, if any, on which the REIT paid income tax for such year.

     The Company intends to make timely distributions sufficient to satisfy its annual distribution requirements. It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. If such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying 'deficiency dividends' to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Prohibited Transactions Tax. If the Company has net income from 'prohibited transactions' (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. The Company may, from time to time, consider dispositions of assets that are or become inconsistent with its long-term strategic or return objectives or where market conditions for disposition are favorable. If the IRS were to assert that a disposition of such property by the Company was a prohibited transaction, the 100% tax would apply to any gain resulting therefrom, thus reducing the funds generated from the disposition that would be available to the Company. The Company will attempt to select assets for disposition and to structure any such disposition in a manner that is intended to reduce the risk of a successful assertion by the Internal Revenue Service that the prohibited transactions tax should apply, but there can be no assurance that the Company will be successful in that effort. The Code provides safe harbor rules pursuant to which certain sales will be deemed not to constitute prohibited transactions. In order to meet the safe harbor, (i) the REIT must have held the property for at least four years, (ii) the property generally must have been held by the REIT for the production of rental income, (iii) either the REIT must have had no more than seven sales of property during the taxable year or the REIT can have unlimited sales so long as the aggregate of the adjusted tax bases of the properties sold by the REIT does not exceed 10% of the adjusted bases of all of the REIT's properties, and (iv) the total expenditures made by the REIT during the four-year period preceding the sale must not exceed 30% of the net sales price. The Company does not believe that it would meet the safe harbor rules with respect to the dispositions that it would consider.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in a year in which the Company fails to qualify as a REIT will not be deductible and will not be required to be made. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF HOLDERS OF COMMON STOCK

     Taxation of Taxable U.S. Shareholders. As used herein, the term 'U.S. shareholder' means a holder of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. For purposes of determining whether distributions on the shares of Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to shares of Preferred Stock and second to the shares of Common Stock. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on any shares of Preferred Stock.

     Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     As described below in '--Recent Legislation,' the 1997 Act, together with the IRS Restructuring Act, changed significantly the taxation of capital gains by taxpayers who are individuals, estates, or trusts. On November 10, 1997, the IRS issued IRS Notice 97-64, which provides generally that the Company may classify portions of its designated capital gain dividend as (i) a 20% rate gain distribution (which would be taxed as long-term capital gain in the 20% group),
(ii) an unrecaptured Section 1250 gain distribution (which would be taxed as long-term capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as long-term capital gain in the 28% group). (If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution.) IRS Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The Notice further provides that designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares not be composed disproportionately of dividends of a particular type. On July 22, 1998, as part of the IRS Restructuring Act, the holding period requirement for the application of the 20% and 25% capital gain tax rates was reduced to 12 months from 18 months for sales of capital gain assets on or after January 1, 1998. Although Notice 97-64 will apply to sales of capital gain assets after July 28, 1997 and before January 1, 1998, it is expected that the IRS will issue clarifying guidance (most likely applying the same principles set forth in Notice 97-64) regarding a REIT's designation of capital gain dividends in light of the new holding period requirements.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of

Common Stock, but rather will reduce the adjusted basis of such shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder's shares of Common Stock, they will be included in income as capital gains, assuming the shares of Common Stock are a capital asset in the hands of the U.S. shareholder.

     In general, a U.S. shareholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such shares of Common Stock. The following tax rates will apply with respect to dispositions made by taxable U.S. shareholders who are individuals, estates or trusts: (1) for dispositions occurring after July 28, 1997 and prior to January 1, 1998, such gain or loss will be long-term capital gain or loss and will be subject to a 28% tax rate if such shares have been held for more than one year but not more than 18 months; (2) for dispositions occurring after July 28, 1997 and prior to January 1, 1998, such gain or loss will be long-term capital gain or loss and will be subject to a 20% tax rate if such shares have been held for longer than 18 months; and (3) for dispositions occurring on or after January 1, 1998, such gain or loss will be long-term capital gain or loss and will be subject to a 20% tax rate if such shares have been held for more than one year. In the case of a taxable U.S. shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such shares of Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

     Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, the Company may elect to require the holders of Common Stock to include the Company's undistributed net long-term capital gains in their income. If the Company makes such an election, the holders of Common Stock will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of Common Stock will increase the basis in its Common Stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately. As described below in '--Recent Legislation,' with respect to such long-term capital gain of a taxable domestic shareholder that is an individual or an estate or trust, the IRS has authority to issue regulations that could apply the special tax rate applicable to sales of depreciable real property by an individual or an estate or trust to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property. The Company may, from time to time, consider dispositions of assets that are or become inconsistent with its long-term strategic or return objectives or where market conditions for dispositions are favorable. In the event of such a disposition, the Company believes that it would elect to retain all or a portion of the net long-term capital gains resulting from such disposition and require the holders of Common Stock to include such undistributed net long-term capital gains in their income as described above.

     Backup Withholding. The Company will report to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See '--Taxation of Non-U.S. Shareholders' below.

     Taxation of Tax-Exempt Shareholders. As a general rule, amounts distributed to a tax-exempt entity do not constitute 'unrelated business taxable income' ('UBTI'), and thus distributions by the Company to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock with 'acquisition indebtedness' within the meaning of the Code and the shares of Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10% of the REIT will be treated as UBTI in an amount equal to the percentage of gross income of the REIT that is derived from an 'unrelated trade or business' (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least 5%, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the 'five-or-fewer rule' (see '--Taxation of the Company-- Requirements for Qualification' above), and (iii) (A) one pension trust owns more than 25 percent of the value of the REIT or, (B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT. The Company currently does not expect that this rule will apply.

     Taxation of Non-U.S. Shareholders. The rules governing U.S. federal income taxation of the ownership and disposition of Common Stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships, or foreign estates or trusts (collectively, 'Non-U.S. Shareholders') are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Stock, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of its Common Stock as described below. For withholding tax purposes, the Company is currently required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designed as capital gain dividends) made to a Non-U.S. Shareholder. Under the Final Regulations (discussed below), generally effective for distributions after December 31, 1999, the Company would not be required to withhold at the 30% rate on distributions it reasonably estimates to be in excess of the Company's current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests (whether or not designated as a capital gain dividend) will be taxable to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ('FIRPTA') at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Although not entirely clear, it appears that amounts designated by the Company pursuant to the 1997 Act as undistributed capital gains in respect of shares of Common Stock (see 'Taxation of Shareholders--Taxation of Taxable Domestic Shareholders' above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States federal income tax liability).

     Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of Common Stock generally will not be subject to United States taxation unless such Common Stock constitutes a 'United States real property interest' under FIRPTA. Common Stock will not constitute a 'United States real property interest' so long as the Company is a 'domestically controlled REIT,' defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. As of August 31, 1998, SC-USREALTY held approximately 39.9% in value of the outstanding Common Stock of the Company. In the event that SC-USREALTY and other stockholders of the Company who are Non-U.S. Shareholders own collectively 50% or more, in value, of the outstanding stock of the Company, the Company would cease to be a 'domestically controlled REIT.'

     If the Company does not qualify as a 'domestically controlled REIT,' a Non-U.S. Shareholder's sale of securities of the Company generally still will not be subject to U.S. tax under FIRPTA as a sale of a U.S. real property interest, provided that (i) the securities are 'regularly traded' (as defined by the applicable Treasury Regulations) on an established securities market, and
(ii) the selling Non-U.S. Shareholder held 5% or less of the value of the outstanding class or series of the securities being sold at all times during a specified testing period. The Company believes that the Common Stock would be considered to be 'regularly traded' for this purpose, and the Company has no actual knowledge of any Non-U.S. Shareholder (other than SC-USREALTY) that holds in excess of 5% of the Company's Common Stock. In order to assist the Company in qualifying as a 'domestically controlled REIT,' the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder (other than SC-USREALTY and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a 'domestically controlled REIT' (computed assuming that SC-USREALTY owns the maximum percentage of the Company's capital stock that SC-USREALTY is permitted to own under the Special Shareholder Limit). The Company is unlikely to be able to advise a prospective Non-U.S. Shareholder that its purchase of any shares of the Company's capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Shareholder to the adverse consequences described under 'Description of Common Stock-- Restrictions on Transfer--Violation of Ownership Limits.' Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than SC-USREALTY.

     If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price.

     Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a 'controlled foreign corporation' (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     The United States Treasury has recently finalized regulations (the 'Final Regulations') regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. Pursuant to IRS Notice 98-16, these regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate). A Non-U.S. Shareholder should consult its own advisor regarding the effect of the Final Regulations.

RECENT LEGISLATION

     As described above, the 1997 Act contains certain changes to the REIT qualification requirements and to the taxation of REITs. The 1997 Act, together with the IRS Restructuring Act, also contains certain changes to the taxation of capital gains of individuals, trusts and estates.

     Capital Gain Rates. The 1997 Act altered the taxation of capital gain income. Under the 1997 Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum long-term capital gain rate of 28% on the sale or exchange of those investments. The 1997 Act also provides a maximum rate of 25% for 'unrecaptured Section 1250 gain' for individuals, trusts and estates, special rules for 'qualified 5-year gain' and other changes to prior law. The recently enacted IRS Restructuring Act, however, reduced the holding period requirement established by the 1997 Act for the application of the 20% and 25% capital gain tax rates to 12 months from 18 months for sales of capital gain assets after December 31, 1997. The 1997 Act provides the IRS with authority to issue regulations that could, among other things, apply these rates to sales of capital assets by 'pass-through entities' (including REITs, such as the Company) and to sales of interests in 'pass-through entities.' The taxation of capital gains of corporations was not changed by the 1997 Act or the IRS Restructuring Act.

     REIT Provisions. In addition to the provisions discussed above, the 1997 Act contains a number of technical provisions that either (i) reduce the risk that the Company will inadvertently cease to qualify as a REIT, or (ii) provide additional flexibility with which the Company can meet the REIT qualification requirements. These provisions are effective for the Company's taxable years commencing on or after January 1, 1998.

OTHER TAX CONSIDERATIONS

     Entity Classification. A significant number of the Company's investments are through Carr Realty, L.P. and CarrAmerica Realty, L.P. If either Carr Realty, L.P. or CarrAmerica Realty, L.P. were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and would preclude the Company from qualifying as a REIT (see 'Taxation of the Company--Income Tests' and '--Asset Tests').

     Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Under final Treasury Regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for federal income tax purposes, unless it specifically elects otherwise. The Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997, so long as
(1) the entity had a reasonable basis for its claimed classification, (2) the entity and all of its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

     The Company believes that Carr Realty, L.P. and CarrAmerica Realty, L.P. each will be treated as a partnership for federal income tax purposes (and not as an association taxable as a corporation).

     Tax Allocations with Respect to the Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as 'Book-Tax Difference'). The partnership agreements of each of Carr Realty, L.P. and CarrAmerica Realty, L.P. require that allocations of income, gain, loss and deduction with respect to each property contributed to those partnerships be made in a manner consistent with the special rules in 704(c) of the Code and the regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to such contributed properties over the useful lives of such properties. However, because of certain technical limitations, the special allocation rules of
Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of such contributed properties in the hands of Carr Realty, L.P. or CarrAmerica Realty, L.P., as applicable could cause the Company to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all such contributed properties were to have a tax basis equal to their fair market values at the time such properties were contributed to Carr Realty, L.P. or CarrAmerica Realty, L.P., as applicable. The foregoing rules also apply for purposes of determining the Company's earnings and profits. The application of such rules over time could result in a higher portion of distributions to shareholders being taxed as dividends. See '--Taxation of Holders of Common Stock.'

     Non-qualified REIT Subsidiaries. The Non-qualified REIT Subsidiaries do not qualify as REITs and each Non-qualified REIT Subsidiary (except for Omni UK) is subject to federal, state and local income taxation (including District of Columbia franchise tax) on its net income at normal corporate rates. Omni UK is subject to income taxation by the United Kingdom and any other country in which it engages in business on its net income and dividends paid to the Company by Omni UK will be subject to the applicable withholding tax imposed by the United Kingdom. (Unlike a regular 'C' corporation, the

Company will be unable to take advantage of any credit for U.S. income tax purposes for foreign taxes paid by a Non-qualified REIT Subsidiary.) To the extent the Non-qualified REIT Subsidiaries are required to pay federal, state and local income or any foreign taxes, the cash available for distribution to stockholders will be reduced accordingly.

     State and Local Taxes; District of Columbia Unincorporated Business
Tax. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. In this regard, the District of Columbia imposes an unincorporated business income tax, at the rate of 9.975%, on the 'District of Columbia taxable income' of partnerships doing business in the District of Columbia. Because many of the properties owned by Carr Realty, L.P. are located in the District of Columbia, the Company's share of the 'District of Columbia taxable income' of Carr Realty, L.P. will be subject to this tax. Carr Realty, L.P. has taken steps to attempt to reduce the amount of income that is considered 'District of Columbia taxable income,' but it is likely that at least some portion of the income attributable to Carr Realty, L.P.'s properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent Carr Realty, L.P. is required to pay the District of Columbia unincorporated business income tax, the cash available for distribution to the Company and, therefore, to its stockholders as dividends will be reduced accordingly. This tax would not apply if the Company were to own and operate its assets directly, rather than through Carr Realty, L.P.; however, the Company's ability to eliminate Carr Realty, L.P. and thus own directly the assets currently owned by Carr Realty, L.P. is severely limited.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ('Contracts') providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be neither less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

PARTICIPATION RIGHTS

     In conjunction with the SC-USREALTY Transaction, so long as SC-USREALTY owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, SC-USREALTY will be entitled (except in certain limited circumstances), upon compliance with certain specified conditions, to a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or Preferred Stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares or of Common Stock or Preferred Stock, as applicable, proposed to be issued by the Company. All purchases pursuant to such participation rights will be at the same price and on the same terms and conditions as are applicable to other purchasers hereunder.

RESALES

     If set forth in the applicable Prospectus Supplement, this Prospectus may be used in connection with resales or redistributions of Securities by a selling securityholder. The selling securityholder may be a person who acquired the Securities from the Company or such a person's pledgees, transferees or other successors in interest. The Securities may be resold or redistributed from time to time at varying prices determined at the time of sale, such as market prices prevailing at the time of sale and prices related to prevailing market prices, and at negotiated prices. Such a resale or redistribution may be effected directly or indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any other national securities exchange on which shares of the Securities being resold or redistributed are listed or traded, in privately negotiated transactions or otherwise. Such resales or redistributions also may be effected through block trades (which may involve cross trades) in which the broker or dealer engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer as principal and resale by such broker or dealer for its account; exchange distributions and/or secondary distributions in accordance with the rules of the NYSE; ordinary brokerage transactions and transactions in which the broker solicits purchasers; an offering at other than a fixed price on or through the facilities of the NYSE or to or through a market maker otherwise than on the NYSE; sales to a dividend reinvestment plan established by the Company, or to any agent acting on behalf of such plan, for sale to participants in the plan; pledges to lenders as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure thereunder; and any other legally available means. In effecting sales, brokers or dealers engaged by the selling securityholder may arrange for other brokers or dealers to participate. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time. The selling securityholder may from time to time deliver all or a portion of the Securities covered by a particular Prospectus Supplement to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The broker-dealers participating in such a resale or redistribution may be deemed 'underwriters' within the meaning of the Securities Act, and any profit on the sale of the Securities and any commissions received by any such broker-dealers may be regarded as underwriting commissions under the Securities Act. Selling securityholders, underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     The Company will pay all expenses in connection with the registration of such resales and redistributions. The selling securityholder will pay any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes).

     In connection with resales and redistributions, the following information will, to the extent then required, be provided in the applicable Prospectus
Supplement: the number of shares to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular sale or distribution.

     The rules of the SEC permit an underwriter to engage in certain transactions that stabilize the price of shares of the Company's Common Stock in connection with resales or redistributions of the Company's comomon shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the market price of the shares being sold.

     If an underwriter creates a short position in shares of the Company's Common Stock in connection with a resale or redistribution, i.e., if it sells more shares than are set forth on the cover page of the applicable Prospectus Supplement, the underwriter may reduce that short position by purchasing shares of the Company's Common Stock in the open market.

     In the case of an underwritten resale of shares, the managing underwriter may also impose a penalty bid on certain underwriters and selling group members. This means that, if the managing underwriter purchases shares in the open market to reduce any underwriter's short position, or to stabilize the price of the Company's common shares, the managing underwriter may reclaim the amount of the selling concession from any such underwriters and selling group members who sold those shares.

     In general, purchases of a security for the purpose of stablization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales of the security.

                                 LEGAL MATTERS

     The legality of the Securities offered hereby has been passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain federal income tax matters have been passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements and schedule of CarrAmerica Realty Corporation and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 and the consolidated financial statements and schedule of CarrAmerica Realty, L.P. as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and the period from March 6, 1996 (date of inception) to December 31, 1996 have been incorporated herein by reference in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The Historical Summary of Revenue and Direct Operating Expenses of Golden Gateway Commons, incorporated by reference in this prospectus, to the extent and for the period indicated in their report, has been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P. (PricewaterhouseCoopers LLP after June 30, 1998), independent accountants, given on authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company and the Guarantor are both subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon receipt of the fees prescribed by the rules and regulations of the Commission. Such material also may be accessed electronically by means of the Commission's web site on the Internet at 'http://www.sec.gov'. The Company's Common Stock and certain classes of its Preferred Stock and Depositary Preferred Shares are listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company and the Guarantor have filed with the Commission a registration statement on Form S-3 (the 'Registration Statement'), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, the Guarantor and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon receipt of the fees prescribed by the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed under the Exchange Act with the Commission by the Company or the Guarantor and are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

          3. The Company's Current Reports on Form 8-K/A filed on January 7, 1998 and on Form 8-K filed on February 5, 1998 (and an amendment thereto on Form 8-K/A filed on February 11, 1998), February 18, 1998 (two reports), April 3, 1998, April 8, 1998, April 16, 1998, April 28, 1998, May 7, 1998,
     July 1, 1998 (and an amendment thereto on Form 8-K/A filed on July 8,
     1998), August 6, 1998 and September 25, 1998.

          4. The Guarantor's Annual Report on Form 10-K for the year ended December 31, 1997.

          5. The Guarantor's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

          6. The Guarantor's Current Reports on Form 8-K filed on January 15, 1998, February 18, 1998 (two reports), February 19, 1998, and February 23, 1998.

     All documents filed by the Company and the Guarantor after the date of this Prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the respective dates of filing of each such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company and the Guarantor will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Secretary, CarrAmerica Realty Corporation, 1850 K Street, N.W., Suite 500, Washington, D.C. 20006 (telephone number (202) 729-7500).

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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE GUARANTOR SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                  PAGE
                                                  ----
The Company.....................................  S-3
Recent Developments.............................  S-3
Use of Proceeds.................................  S-4
Description of the Notes........................  S-5
Underwriting....................................  S-13
Legal Matters...................................  S-14

                      Prospectus
The Company.....................................    2
Risk Factors....................................    2
Use of Proceeds.................................    9
Ratios of Earnings to Fixed Charges.............    9
Description of Debt Securities..................   10
Description of Preferred Stock..................   21
Description of Common Stock.....................   27
Description of Warrants.........................   29
Description of Depositary Shares................   29
Book-Entry Securities...........................   29
Federal Income Tax Considerations...............   33
Plan of Distribution............................   45
Legal Matters...................................   47
Experts.........................................   47
Available Information...........................   47
Incorporation of Certain Documents by
  Reference.....................................   48


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                                  $150,000,000

                                  CARRAMERICA
                               REALTY CORPORATION

                        6.625% NOTES DUE OCTOBER 1, 2000







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                             PROSPECTUS SUPPLEMENT

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                              GOLDMAN, SACHS & CO.

                             LEGG MASON WOOD WALKER
                                  INCORPORATED



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